UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of

 The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)

November 15, 2012

NexCore Healthcare Capital Corp

(Exact name of registrant as specified in its charter)

Delaware	000-50764	20-0003432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 18th Street, Suite 250, Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 244-0700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On November 15, 2012, the Company’s Board of Directors (the “Board”) adopted Incentive Compensation Guidelines (the “Plan”), which will be used for determining annual cash bonuses and long-term equity compensation for the Company’s senior management team. Participants in the Plan include the Company’s Chief Executive Officer, Chief Investment Officer, Chief Operating Officer and Chief Financial Officer.

The components of the Plan shall consist of five (5) elements:

1.	Base Salary
2.	Annual Base Bonuses
3.	Equity Grants
4.	Extraordinary Event Cash Bonuses
5.	Employment Agreements

Each Participant’s Employment Agreement will contain the minimum Base Salary for the duration of the Agreement. On an annual basis, senior management may recommend to the Board increases in Base Salary based upon Participant and Company performance as well as market-based salaries for comparable positions.

Each Participant will be eligible for an Annual Base Bonus which may be paid through a combination of cash and/or equity grants. The total Annual Base Bonus will be equal to a Base Target Multiplier on Base Salary. The Maximum Base Target Multiplier for each Participant shall be as follows:

	Maximum Base Target Multiplier	Targeted Cash Bonus %	Targeted Equity Grant
President/CEO	1.50	70%	30%
CIO	1.50	70%	30%
CFO	0.75	70%	30%
COO	1.25	70%	30%

Any equity grants will be based upon fair market value on the date such grants are approved by the Board and shall vest one-third on the grant date and one-third over each of the following two years. The grants shall fully vest upon retirement, change of control as defined in the Participant Employment Agreement and not-for-cause termination. For purposes of calculating the number of equity grants, the value of the common shares shall be agreed upon by senior management and the Board and shall be adjusted for any stock splits.

In the event of extraordinary circumstances the Board may approve Annual Base Bonuses to senior management even if the target financial metrics are not achieved, but other performance measures are achieved which the Board determines justify the bonuses. In such event, Annual Base Bonuses will be more heavily weighted toward equity grants versus cash bonuses.

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A portion of the Base Target Multiplier will be earned by achieving certain annual financial goals established by the management team and approved annually by the Board such as increases in Adjusted EBITDA, net asset value and revenue. A portion of the Base Target Multiplier will be earned by achieving certain annual Company and Participant goals related to activities such as new product and business development, capital raising and restructuring, and other events and accomplishments that enhance the value of the Company.

Upon the occurrence of any extraordinary event such as a sale or re-capitalization of any of the Company’s real estate investments and/or the cash realization of any promoted profits interests, special fees received, or other sources of transactional-based revenue, the Company shall create an additional cash bonus pool equal to 18% of any such net cash revenue generated and paid to the Company. This additional cash bonus will be paid to Participants at the same time as any Annual Base Bonuses. Senior management shall have the authority to allocate up to 75% of this pool to the CEO, CIO and COO, and the remaining 25% shall be allocated to the other employees of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

NexCore Healthcare Capital Corp

November 21, 2012

By: /s/ Robert E. Lawless

Robert E. Lawless

Chief Financial Officer

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